Exhibit 10.14

	411 Seventh Avenue	412-393-4150
	Pittsburgh, PA 15219	412-393-6185 (Fax)
mhogel@dqe.com
MAUREEN L. HOGEL Senior Vice President - Human Resources and Administration

[date]

Re:	Performance Award — Two-Year Cycle Grant

[Name of participant]

It is my pleasure to notify you that effective [date], the Compensation Committee of the Board of Directors (the “Committee”) of DQE, Inc. (“DQE”) granted you a Performance Award of                      shares of Common Stock, no par value, of DQE (“DQE Common Stock”) as set forth on your Performance Award Acceptance Form (enclosed). Your Performance Award is granted under, and subject to the terms and conditions of, the DQE, Inc. 2002 Long-Term Incentive Plan, as it may be amended from time to time (the “Plan”), and to the further conditions set forth in this letter.

Definitions

For purposes of this letter agreement, the capitalized terms set forth below shall have the following meanings:

Change in Control means, and shall be deemed to have occurred upon, the first to occur of any of the following events:

(a) The acquisition by any individual, entity, or group (a “Person”), including a “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of twenty percent (20%) or more of either: (i) the then outstanding shares of common stock of DQE (the “Outstanding Common Stock”); or (ii) the combined voting power of the then outstanding securities of DQE entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however the following: (A) any acquisition directly from DQE (excluding an acquisition resulting from the exercise of an exercise, conversion, or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from DQE); (B) any acquisition by DQE, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by DQE or any corporation controlled by DQE; or (D) any acquisition by any corporation pursuant to a transaction which complies with subclauses (i), (ii), and (iii) of clause (c) below;

(b) During any twenty-four (24) consecutive month period, the individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority thereof, provided, however, that a director who was not a director at the beginning of such twenty-four (24) month period shall be deemed to have satisfied such twenty-four (24) month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds (2/3) of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such period) or by prior operation of the provisions of this clause (b);

(c) The consummation of a reorganization, merger or consolidation of DQE or sale or other disposition of all or substantially all of the assets of DQE (a “Corporate Transaction”); excluding, however, a Corporate Transaction pursuant to which: (i) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Common Stock and the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than sixty percent (60%) of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation, which as a result of such transaction owns DQE or all or substantially all of DQE’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Stock and the Outstanding Voting Securities, as the case may be; (ii) no Person (other than: DQE; any employee benefit plan (or related trust) sponsored or maintained by DQE or any corporation controlled by DQE; the corporation resulting from such Corporate Transaction; and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, twenty-five percent (25%) or more of the Outstanding Common Stock or the Outstanding Voting Securities, as the case may be) will beneficially own, directly or indirectly, twenty-five percent (25%) or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors; and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(d) The consummation of a plan of complete liquidation or dissolution of DQE.

Notwithstanding the foregoing, a Change in Control will not be deemed to have occurred by reason of a distribution of the voting securities of any of DQE’s subsidiaries to the stockholders of DQE, or by means of an initial public offering of such securities.

Peer Group means the corporations listed on the EEI Utility index as published from time to time. If, during the TSR Performance Period, the common stock of a corporation included in the Peer Group ceases to be publicly traded or if a petition under the Bankruptcy Code is filed by or with respect to a corporation included in the Peer Group, such corporation shall be excluded from any determination with respect to the Peer Group without further action by the Committee.

Performance Award means an award of an opportunity to earn a number of shares of DQE Common Stock in a TSR Performance Period.

Performance Level means the level of actual achievement of TSR Rank for the TSR Performance Period.

TSR Rank means the relative standing of the TSR of DQE, expressed in percentiles in the table under “Determination of Performance Award” below, as compared to the TSR for the Peer Group, in each case for the TSR Performance Period.

TSR is the sum of stock price appreciation of, and dividend reinvestment with respect to, a share of DQE Common Stock as compared to the comparable amount among the Peer Group for the TSR Performance Period as calculated on the fair market value of a share of DQE Common Stock as of the end of the TSR Performance Period plus dividends paid on a share of DQE Common Stock during the TSR Performance Period divided by the fair market value of a share of DQE Common Stock at the beginning of the TSR Performance Period, using such methodology as the Committee may prescribe in its sole discretion.

TSR Performance Period means the period beginning on                      and continuing until                     .

Withholding Obligations means the amount of federal, state and local income and payroll taxes DQE determines in good faith must be withheld with respect to a TSR Rewards. Withholding Obligations may be settled by the participant, as permitted by the Committee in its discretion, in shares of DQE Common Stock otherwise deliverable under the TRSP, cash, previously owned shares of DQE Common Stock or any combination of the foregoing.

The Plan

Your Performance Award is subject to the terms and conditions of the Plan. This letter agreement is the award agreement referred to in Section 7(A)(i) of the Plan. If there is any conflict between the Plan and this letter agreement, the provisions of the Plan will control, except as expressly set forth in the next two sections (Change in Control and Other Agreements). Any dispute or disagreement which may arise under or in any way relate to the interpretation or construction of the Plan or this letter agreement will be resolved by the Committee in its sole and absolute discretion and the decision will be final, binding and conclusive for all purposes.

Change in Control

Upon the occurrence of a Change in Control, the TSR shall be calculated for the TSR Performance Period as of the date of the Change in Control at the Performance Level actually attained prior to the Change in Control, and stock certificates (or, at the discretion of the Committee, an amount in cash or a combination of cash and stock certificates, with the cash in each case representing the fair market value of the stock certificates that would otherwise be due under the Performance Award) representing the Performance Award shall be delivered to the participant as soon as reasonably practicable after the date of the Change in Control.

Other Agreements

Notwithstanding any provision hereof to the contrary, if you are a party to an employment agreement, change in control, severance, or similar plan, policy or agreement that provides for accelerated payment and/or other modifications of the terms and/or conditions of your Performance Awards or other stock-based awards upon the happening of certain events (including, but not by way of limitation, changes in control and/or terminations of employment), the provisions of such other plan, policy or agreement, as the case may be, shall supercede the provisions contained in this agreement to the extent such other provisions would provide benefits to you greater than those provided in this agreement.

Determination of Performance Award

Subject to your timely execution and return of the enclosed Performance Award Acceptance Form, the extent to which your Performance Award will be awarded to you (your “TSR Reward”) at the end of the TSR Performance Period will be determined by the Committee, in its sole and absolute discretion. The Committee’s determination will be based on the relative standing of the TSR of DQE as against the TSR for the Peer Group, in each case for the TSR Performance Period. As promptly as administratively feasible but in no event later than the date sixty (60) days following the last day of the TSR Performance Period, the Committee shall determine the TSR of DQE and the TSR of each member of the Peer Group and determine the Performance Level achieved by DQE.

Your TSR Reward shall be the number of shares of DQE Common Stock determined by multiplying (i) the number of shares constituting your Performance Award as set forth in the first paragraph of this letter agreement by (ii) the Percent of Performance Award Earned with respect to the Performance Level attained for the TSR Performance Period as set forth in the table below:

TSR Rank	Percent of Performance Award Earned
90th percentile or higher	200%
80th percentile	175%
70th percentile	150%
65th percentile	100%
60th percentile	75%
50th percentile	25%
Less than 50th percentile	0%

In determining the final Performance Level, the Committee shall use straight-line interpolation between the percentiles provided in the table above for TSR Rank. No TSR Reward will be earned for a Performance Level less than the 50th percentile. No additional TSR Reward will be earned for a Performance Level greater than the 90th percentile. Notwithstanding anything to the contrary in this letter agreement, no TSR Reward shall be earned unless the annual compounded TSR for DQE is equal to or greater than 6% during the TSR Performance Period.

Certificates

Subject to the Withholding Obligations and any requirements of this letter agreement then applicable, within 75 days after the end of the TSR Performance Period, DQE shall deliver to you certificates representing the TSR Reward, if any, for the TSR Performance Period. Unless you otherwise direct DQE in writing, DQE will register the certificate(s) in your name and will cause such certificates to be delivered to you at the address specified by you in writing. Notwithstanding anything to the contrary in this letter agreement, the Committee may, in its sole discretion, award up to one third of your TSR Reward in the form of cash in an amount representing the fair market value of the stock certificates that would otherwise be delivered under your TSR Reward.

Termination of Employment

Your TSR Reward also is subject to the provisions of the Plan. If your employment with DQE and each affiliate of DQE is terminated prior to the completion of the TSR Performance Period for reasons other than retirement under any retirement plan of DQE or any affiliate of DQE, death or disability (as described in the Plan), any Performance Award for any then uncompleted TSR Performance Period shall be forfeited automatically.

Retirement. If your employment with DQE and each affiliate of DQE is terminated prior to the completion of the TSR Performance Period for reason of retirement under any retirement plan of DQE or any affiliate of DQE, you shall be entitled to receive a pro rata TSR Reward for the uncompleted TSR Performance Period determined:

(a) when the TSR Rewards for all other participants in the TSR Performance Period are determined;

(b) based on the actual Performance Level achieved for the TSR Performance Period and your Performance Award;

(c) pro rated by multiplying the number of shares of DQE Common Stock you would have received if you completed the TSR Performance Period by a fraction, the numerator of which shall be the number of months of the TSR Performance Period completed before your termination of employment and the denominator of which shall be the total number of months in the TSR Performance Period; and

(d) stock certificates representing the number determined above shall be delivered at the same time as all other certificates for such TSR Performance Period are delivered to participants who completed the TSR Performance Period.

Death. If your employment with DQE and each affiliate of DQE is terminated prior to the completion of the TSR Performance Period due to your death, your legal representative shall be entitled to receive a pro rata TSR Reward for the uncompleted TSR Performance Period determined:

(a) as soon as reasonably practicable after the date of your death;

(b) based on the actual Performance Level achieved as of the end of the month in which your death occurs;

(c) pro rated by multiplying the number of shares of DQE Common Stock you would have received if you completed the TSR Performance Period by a fraction, the numerator of which shall be the number of months of the TSR Performance Period completed before your death and the denominator of which shall be the total number of months in the TSR Performance Period; and

(d) stock certificates representing the number determined above shall be delivered as soon as reasonably practicable after the date of your death.

Disability. If your employment by DQE or an affiliate is terminated due to disability (as described in the Plan), you (or your legal representative) shall be entitled to receive your TSR Reward for the uncompleted TSR Performance Period determined as if you were an active employee for the duration of such TSR Performance Period.

Acceptance Form

Enclosed is one copy of your Performance Award Acceptance Form. IF YOU DESIRE TO ACCEPT THE PERFORMANCE AWARD, YOU SHOULD SIGN THE PERFORMANCE AWARD ACCEPTANCE FORM IN DUPLICATE AND RETURN ONE COPY TO MAUREEN L. HOGEL. YOUR PERFORMANCE AWARD WILL BE DEEMED TO BE CANCELLED AND BE VOID IF THE SIGNED PERFORMANCE AWARD ACCEPTANCE FORM IS NOT RETURNED TO DQE BY                     .

Information Statement

You previously received or will be receiving an Information Statement which describes the Plan. You should read the Information Statement, together with the Plan and this letter agreement for a full understanding of the Performance Award granted to you. Until your Performance Award is earned by you, you will continue to receive notification if there is a material amendment to the Plan or a change in the law which impacts your rights under the Plan.

Officers and Affiliates - Restrictions

There are certain legal restrictions under the federal securities laws upon officers and affiliates who receive grants of Performance Awards and/or sell shares acquired under the Plan. If you are an officer or affiliate of DQE, you must consult the Corporate Secretary before selling shares under the Plan. Such sales may be restricted in order to ensure compliance with the federal securities laws. You may also consult the Corporate Secretary if you have any questions concerning your status as an “affiliate” of DQE as defined in the Plan.

Federal Income Tax Consequences

Information with respect to the Federal income tax consequences of the receipt of Performance Awards, whether in cash or DQE Common Stock, and the subsequent disposition of any shares of DQE Common Stock acquired under the Plan, appears in the Information Statement under the caption “Federal Income Tax Consequences.” The Federal income tax consequences are complex. Accordingly, you are encouraged to carefully read the material which was provided and to consult your personal tax adviser with specific reference to your own tax situation.

Withholding of Taxes

DQE will advise you as to the amount of any Federal income, employment or excise taxes required to be withheld as a result of the cash part of your award and the delivery of DQE Common Stock in connection with a Performance Award, and that state or local income or employment taxes may also be required to be withheld. You will be required to pay any such taxes directly to DQE in cash within ten days after DQE’s notification, and such payment will be made before distribution of stock certificates or cash to you. In lieu of payment of cash, however, you may satisfy your withholding obligation by one, or any combination, of the following: (i) delivering previously acquired shares of DQE Common Stock (valued at their fair market value on the date of delivery) (ii) having cash withheld from any cash otherwise payable to you with respect to your Performance Award and (iii) having shares of DQE Common Stock withheld from any shares otherwise issuable to you with respect to your Performance Award (valued at their fair market value on the date of such withholding).

If you do not pay any taxes required to be withheld, DQE may withhold such taxes from any other compensation to which you are entitled from DQE. You agree to hold DQE harmless in acting to satisfy the withholding obligation in this manner if it becomes necessary to do so. Further information regarding withholding of taxes appears in the Information Statement under the caption, “Federal Income Tax Consequences – Tax Withholding.”

Investment Representation

You shall deliver to the Committee, upon demand by the Committee, at the time of any payment your TSR Reward which contains shares of DQE Common Stock, a written representation that the shares to be acquired are to be acquired for investment and not for resale or with a view to the distribution thereof. Upon such demand, delivery of such representation prior to delivery of any shares of DQE Common Stock shall be a condition precedent to your right to receive any shares.

No Rights as Shareholder

You shall have no rights as a shareholder of DQE with respect to the shares of DQE Common Stock subject to the Performance Award evidenced hereby unless and until a certificate for shares of DQE Common Stock is issued to you.

Performance Awards Not a Bar to Corporate Event

The existence of the Performance Award granted hereunder shall not affect in any way the right or the power of DQE or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in DQE’s capital structure or its business, or any merger or consolidation of DQE, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting the DQE Common Stock or the rights thereof, or the dissolution or liquidation of DQE, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of similar character or otherwise.

General Restriction

To the extent any Performance Award is denominated in DQE Common Stock under this letter agreement, it shall be subject to the requirement that if at any time the Committee shall determine that any listing or registration of the shares of DQE Common Stock or any consent or approval of any governmental body or any other agreement or consent is necessary or desirable as a condition of the issuance of shares of DQE Common Stock or cash in satisfaction thereof, such issuance of shares of DQE Common Stock may not be consummated unless such requirement is satisfied in a manner acceptable to the Committee. DQE shall in no event be obligated to register any securities pursuant to the Securities Act of 1933 (as the same shall be in effect from time to time) or to take any other affirmative action to cause the issuance of shares pursuant to the distribution of TSR Rewards to comply with any law or regulation of any governmental authority.

Determinations of Committee

The actions taken and determinations of the Committee made pursuant to this letter agreement and of the Committee pursuant to the Plan shall be final, conclusive and binding upon DQE and upon you. No member of the Committee shall be liable for any action taken or determination made relating to this letter agreement or the Plan if made in good faith.

Miscellaneous

Your Performance Award may not be transferred otherwise than by will or by the law of descent and distribution. During your lifetime, any TSR Rewards shall be payable only to you. No assignment or transfer of a Performance Award or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise (except by will or the laws of descent and distribution), shall vest in the assignee or transferee any interest or right herein whatsoever, and immediately upon such purported assignment or transfer, the Performance Award shall terminate and become of no further effect.

This letter agreement does not confer any right on you to continue in the employ of DQE or its affiliates, or interfere in any way with the rights of DQE or its affiliates to terminate your employment.

Whenever the word “you” is used in any provision of this letter agreement under circumstances where the provision should logically be construed to apply to your executors, administrators, or the person or persons to whom the Performance Award may be transferred by will or by the laws of descent and distribution, the word “you” shall be deemed to include such person or persons.

The Plan, or any part thereof, may be terminated or may, from time to time be amended, in accordance with the Plan; provided, however, the termination or amendment of the Plan shall not, without your consent, affect your rights under this letter agreement.

This letter agreement shall be binding upon the successors and assigns of DQE and upon your legal representatives, heirs and legatees. This letter agreement, along with the Plan and the Information Statement, constitutes the entire agreement between you and DQE with respect to the Performance Award granted to you and supersedes all prior agreements and understandings, oral or written, between you and DQE with respect to the subject matter of this letter agreement. This letter agreement may be amended only by a written instrument signed by you and DQE and will be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania.

Between the date of this letter agreement and the date your Performance Award is paid to you, you will receive copies of all reports, proxy statements and other communications distributed generally to the shareholders of DQE.

It is recommended that you establish a file for this letter and enclosures as well as any other material you receive regarding the Plan, including the Information Statement.

If you have any questions with respect to your Performance Award, please direct your inquiry to Maureen L. Hogel, Senior Vice President – Human Resources and Administration, Duquesne Light Company, 411 Seventh Avenue, 16th Floor (16-3), Pittsburgh, PA 15219.

Very truly yours,

Maureen L. Hogel

Enclosures

PERFORMANCE AWARD ACCEPTANCE FORM

Two-Year Cycle Grant

I, the undersigned participant, accept the grant of the Performance Award (Two-Year Cycle Grant) confirmed by the attached letter agreement dated                     , for the number of shares set forth below. Also, I understand that the number of shares set forth below represents my grant, and that the extent to which those shares are awarded will be determined based on TSR Rank (as defined in the attached letter agreement) of DQE. I agree to be bound by the terms and provisions of the Plan, as the Plan may be amended from time to time, and the attached letter agreement; provided, however, that no alteration, amendment, revocation or termination of the Plan shall, without my written consent, adversely affect my rights with respect to this Performance Award.

IN WITNESS WHEREOF, I have executed this Performance Award Acceptance Form as of                     , the date on which the Performance Award was granted to me, subject to the terms and conditions set forth in the Plan and in the attached letter agreement.

Number of Shares of DQE

Common Stock for which

Performance Award

is Granted -

[name of participant]

[address of participant]

Participant’s Signature	Date

For your grant to be effective, one

signed copy of this form must be

returned by                      to:

Maureen L. Hogel

Senior Vice President – Human Resources and Administration

Duquesne Light Company

411 Seventh Avenue

16th Floor (16-3)

Pittsburgh, PA 15219